EXHIBIT 16.1

December 1, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: Bancinsurance Corporation

Commission File Number 0-8738

The firm of Daszkal Bolton LLP, previously was the independent registered public accounting firm (“independent auditor”) for Bancinsurance Corporation (the “Company”), and reported on the consolidated financial statements of the Company for the years ended December 31, 2008 and 2007. We have read the statements that we understand the Company will include under Item 4.01 of Form 8-K it will file regarding the recent change of independent auditor, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

DASZKAL BOLTON LLP
For the Firm

/s/ Scott A. Walters, C.P.A., P.A.